Exhibit 99.1

Meeting Main Street Growing America

PNC Financial Services Group 2013 Annual Report

The PNC Financial Services Group, Inc.

Financial Highlights

Year ended December 31 Dollars in millions, except per share data
Financial Results	2013	2012	2011
Net interest income	$9,147	$9,640	$8,700
Noninterest income	6,865	5,872	5,626

Total revenue	16,012	15,512	14,326
Noninterest expense	9,801	10,582	9,105

Pretax, pre-provision earnings (non-GAAP)	6,211	4,930	5,221
Provision for credit losses	643	987	1,152
Net income	$4,227	$3,001	$3,071
Diluted earnings per common share	$7.39	$5.30	$5.64
Cash dividends declared per common share	$1.72	$1.55	$1.15

Balance Sheet At year end	2013	2012	2011
Assets	$320,296	$305,107	$271,205
Loans	195,613	185,856	159,014
Deposits	220,931	213,142	187,966
Shareholders’ equity	42,408	39,003	34,053
Book value per common share	$72.21	$67.05	$61.52
Tangible book value per common share (non-GAAP)	$54.68	$49.18	$45.20

Selected Ratios	2013	2012	2011
Return on average common shareholders’ equity	10.88%	8.31%	9.56%
Return on average assets	1.38%	1.02%	1.16%
Net interest margin	3.57%	3.94%	3.92%
Noninterest income to total revenue	43%	38%	39%
Basel I Tier 1 common capital ratio	10.5%	9.6%	10.3%
Basel I Tier 1 risk-based capital ratio	12.4%	11.6%	12.6%
Pro forma Basel III Tier 1 common capital ratio	9.4%	7.5%

PNC believes that pretax, pre-provision earnings serves as a useful tool to help evaluate the ability to provide for credit costs through operations.

PNC believes that tangible book value per common share serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value. See the Statistical Information (Unaudited) section included in Item 8 of the accompanying 2013 Form 10-K for additional information.

PNC’s pro forma Basel III Tier 1 common capital ratio was estimated without benefit of phase-ins and based on estimated Basel III risk-weighted assets, using the lower of the ratio calculated under the standardized and advanced approaches. See the Funding and Capital Resources section included in Item 7 of the accompanying 2013 Form 10-K for additional information.

These Financial Highlights should be read in conjunction with disclosures in the accompanying 2013 Form 10-K including the audited financial statements. Certain prior period amounts included in the Financial Highlights have been reclassified to conform with the current period presentation.

From the CEO

March 3, 2014

“PNC is a Main Street bank, not a Wall Street bank ... We are big enough that no matter where you are or what you need to do, we will be there to help you do it.” - Bill Demchak

Dear Shareholders,

PNC had a very good year in 2013. We reported record net income of $4.2 billion, or $7.39 per diluted common share, up from $3.0 billion, or $5.30 per diluted common share, in 2012. Our return on average assets was 1.38 percent. We grew commercial and consumer loans combined by $9.8 billion and deposits by $7.8 billion. And our diversified business mix contributed to growth in noninterest income of 17 percent.

These results provide an important measure of validation of the strategy that we have been executing in recent years to capitalize on the opportunities created by our recent growth. And our stock price performance reflects that work as well. Our stock climbed from $58.31 on December 31, 2012, to $77.58 on December 31, 2013, an increase of 33 percent.

Our earnings and capital strength supported our decision in April 2013 to increase the common stock dividend beginning in the second quarter of 2013 for the third time in as many years. Our dividend yield as of December 31, 2013, was 2.3 percent, and we believe we are well positioned to return additional capital to shareholders going forward, subject to the regulatory Comprehensive Capital Analysis and Review (CCAR) process.

While it was a good year, we are still operating in a challenging and dynamic environment. Banks must adapt to new realities, and PNC is up to the challenge.

PNC has grown dramatically over the last six years. We have more than doubled in size – growing assets to $320 billion – and expanded to new markets in the Midwest and Southeast. But that has not changed who we are, what we believe in or the model that has enabled us to truly be a part of the communities in which we do business.

PNC is a Main Street bank, not a Wall Street bank. We work to ensure small businesses can meet their payroll, veterinarians can finance new X-ray machines and manufacturers can get goods to market. We help people buy cars to get themselves to work and their kids to soccer practice. We help mothers and fathers save to send their children to college, and then we help those young adults learn to manage their finances. We are big enough that no matter where you are or what you need to do, we will be there to help you do it. We help make America – the real America – go.

That was true before the financial crisis, it was true through the crisis, and it will be true for generations to come. Ours is a model that has served our shareholders, customers, communities and employees well.

Progress on our priorities

Our strategic priorities are aligned to expand market share, deepen relationships, increase fee income and improve operating results, leading to sustainable growth and long-term value for our shareholders. In 2013 we made important progress against each priority.

Driving growth in new and underpenetrated markets

In 2013, as the competitive landscape changed, the fight to win new clients became more intense and, at times, irrational. In response, our focus shifted from adding new clients at the pace we had in previous years to targeting specific products and markets for growth and cultivating the relationships we already enjoy with our existing clients in order to gain greater share of wallet.

By design, we did not add new clients indiscriminately in 2013. Still, Corporate and Institutional Banking and our Asset Management Group (AMG) saw sales and cross-sales continue to grow. In the Midwest, markets we entered in just the last five years saw performance levels climb nearer to what we experience in our traditional markets across the Northeast. And our results in the Southeast, where we only fully established our presence a year ago, continue to outpace our expectations as we work aggressively to raise awareness of our brand, capture market share and build franchise value.

In this environment and at this point in the economic cycle, the keys to creating sustainable growth – especially in our recently acquired and underpenetrated markets – are disciplined adherence to our risk management strategy and deepening the relationships we already enjoy with clients who may have begun with a loan or checking account but have come to trust us with more of their business in the months and years since those relationships were established.

Capturing more investable assets

Our business is built on relationships. The more we can help our clients to define and achieve their financial goals, the more they will trust us to help meet their needs and the stronger, more profitable our relationships will be.

To that end, we have worked to make investing and retirement a part of every client conversation, and we have established related goals for all client-facing employees across the company. The results in just the first 18 months or so of this effort have been terrific as our entire team has committed to the goal.

Within AMG, new primary client acquisitions increased by 22 percent in 2013, with referral sales from other PNC lines of business up 44 percent compared to a year ago. AMG grew total revenue 7 percent year over year due to increases in the equity markets and strong sales production. Assets under administration increased 10 percent to $247 billion as of December 31, 2013. And in a sign of how our entire team has committed to this goal, retail banking brokerage managed account assets increased 35 percent to $9 billion.

Importantly, nearly 90 percent of our wealth clients rate the PNC Wealth Management team as “excellent” and say they are extremely likely to remain PNC Wealth Management clients. Our institutional client satisfaction has increased as well, with 80 percent describing themselves as “committed” or “loyal,” a testament to the strength of the relationships we work to build with our clients through time.

Redefining the retail banking business

In light of the current operating environment and in recognition of our customers’ evolving preferences, we took important steps in 2013 to redefine the retail banking experience and the value exchange between the bank and our retail customers.

Retail banking is evolving faster than at any point in the industry’s history. Customers are choosing every day to adopt new technologies to connect with their banking institutions and manage their accounts. Indicative of our customers’ rapidly evolving preference for a customizable, multi-channel experience, our implementation of innovative, popular and more cost-effective options by which to bank resulted in record-high migration of deposit transactions in 2013. In fact, just in the fourth quarter, non-branch deposit transactions by ATM and mobile increased to 30 percent of total deposit transactions – nearly double the rate in the fourth quarter of 2012.

Clearly, the retail banking industry has to adapt to meet consumers where, when and how they want to bank. And PNC is taking bold steps in the direction of our customers. To that end, we have begun reconfiguring our branch network to offer more digital touch points and deposit-ready ATMs that offer 24-hour convenience. We entered into a partnership with the Tepper School of Business at Carnegie Mellon University to create the new PNC Center for Financial Services Innovation, where we are working with researchers to better plan to serve the customers of the future. We are transitioning from traditional branches to more efficient spaces, and we are training our employees to become more knowledgeable sales- and solutions-oriented consultants.

When customers enter a branch today, they are looking for someone who will help them open a new account, apply for a loan, decide on an investment or take ownership to solve a problem. It is important that we are there to serve them. And it is important that we continue to invest in the innovations that will enable us to meet our customers’ needs for all the times when they do not want to visit a branch, too.

The world is changing, and we are testing new approaches that are helping us to determine how best to provide the experience and convenience our customers want as well as the products, services and insight that will help them achieve their financial goals.

Ultimately, we believe these efforts will serve to create stronger, more profitable and mutually satisfying relationships with our retail customers.

Building a stronger mortgage business

We are making important customer-focused changes in our residential mortgage banking business, too. Last year was a difficult one for the entire industry. Overall, origination volumes were down significantly as higher interest rates led to reduced refinancing activity. PNC outperformed the industry with 2013 origination volume remaining essentially even with 2012. And in keeping with our strategic focus, we grew the volume of home purchase loan transactions year over year by 31 percent, more than double the industry purchase volume growth rate. We made significant progress in our work to build an integrated mortgage lending business that is a contributor to the PNC brand. In 2013, PNC introduced seamless delivery, the first step in a long-term effort to re-engineer the home-buying experience, to get customers from application to closing more efficiently and faster than our competition, and to improve the quality of service our customers receive throughout the process and beyond.

We reached settlements relating to residential mortgage repurchase obligations with Fannie Mae and Freddie Mac that will take some of the uncertainty out of this business. At the same time, we took steps on expenses in line with the decline in refinance loan origination volume, and we will continue to monitor and manage against these trends.

In the end, we know that buying a home is the most important and complex financial transaction most customers will ever undertake.

It is made more complex by the volume of new regulations introduced in recent years, which have created process challenges for mortgage providers and led to frustration for many mortgage customers.

Our efforts in the mortgage business are intended to create a less-cumbersome process for customers that offers transparency and efficiency and adheres without exception to the new rules. We have made solid progress, and when we are satisfied that we have gotten it right, the mortgage business will be a catalyst that leads to strong, lasting customer relationships that offer opportunities for our other lines of business as well.

Bolstering critical infrastructure and streamlining core processes

We entered 2013 with an imperative to manage expenses and improve our operational efficiency. It was not so much a strategic objective as the natural next step. Throughout the financial crisis, as other institutions made dramatic cuts in order to survive, PNC invested heavily to grow. Our acquisitions of National City Corporation and the retail branch network of RBC Bank (USA) opened up unprecedented opportunities for future organic growth in new markets. But the integration of those businesses, along with a number of other smaller acquisitions, came with expected costs and left in place numerous inefficiencies throughout our organization.

In 2013, having fully ramped up our new operations in the Southeast, we shifted our focus to capitalizing on the organic growth opportunities our recent acquisitions had created, and we committed to reduce expenses and improve efficiency.

Through the disciplined efforts of our entire organization, last year we exceeded our $700 million continuous improvement goal, reduced expenses by 7 percent year over year, and improved our efficiency ratio from 68 percent to 61 percent.

We launched a major, multi-year effort to make targeted investments to build a better backbone for critical systems capable of supporting the company we have become for the foreseeable future and to identify opportunities for significant efficiency and expense improvements through automation and the elimination of redundancies across our operations.

We plan to fund these ongoing investments in our businesses – including the transformation of our retail branch network – through continuous improvement efforts, and we will look to further reduce expenses and improve efficiency over time.

Managing risk and building on our strong capital position

Banks are, by the nature of what we do, in the business of managing risk. Our success is determined by how well we define our risk appetite and manage our risks to adhere to those parameters. Of course, that has become more complicated in recent years.

Risk management is not just an exercise in credit policy; it involves operational, market, credit, liquidity and model risk, among others, as well as reputational risk. And we look at risks from both a perspective of potential outcomes and across a range of potential stress scenarios through our internal stress testing and the CCAR process. PNC has a legacy of managing its risk appetite through the economic cycle, and our approach to risk management has served us and our constituencies well through the years.

Disciplined risk management goes hand-in-hand with establishing a strong capital position to help ensure our ability to capitalize on opportunities when they arise as well as to sustain and continue executing on strategic priorities when faced with changing market conditions. In 2013, PNC continued to build on its strong capital position. Our Basel I Tier 1 common capital ratio increased to 10.5 percent as of December 31, and our pro forma fully phased-in Basel III Tier 1 common capital ratio under the standardized approach was an estimated 9.4 percent at year end.

A foundation built to win

Our potential for success as we move forward is magnified by the powerful combination of our business model, our culture and our people.

We have a model that serves us well. For years – especially as we have expanded into new markets – our Main Street, relationship-based banking model has been a competitive advantage, enabling us to bring the resources of a bank with our size and scale to bear for clients and communities through local decision making and personal relationships.

Our culture and our people set us apart. Our employees live our values each day to deliver for our constituencies as one PNC. We believe we can win by always doing what we know to be right by those we depend on and those that we serve, and we measure our success by the success of our shareholders, customers, communities and each other.

In 2013, we were pleased to receive a number of accolades recognizing PNC for the company we have become. We again ranked No. 2 on Fortune’s Most-Admired list for Super-Regional Banks, and ranked No.1 for social responsibility. For the third year in a row, PNC was named a Gallup Great Workplace Award winner. Training Magazine listed us among their top 125 companies for employee training. And we earned honors as a best place to work for LGBT equality, a top-100 best company and a top-50 company for executive women from the Human Rights Campaign, Working Mother and the National Association for Female Executives, respectively.

In October 2013, retiring Executive Chairman James Rohr (front row, second from the left) was honored alongside PNC’s annual Performance Award winners, all of whom were chosen for embodying PNC’s values and living our commitments to those we serve. The honorees were recognized for their achievements by President and Chief Executive Officer Bill Demchak (front row, second from the right) at a ceremony that was streamed live for employees across the company to view.

Success through consistency and continuity in challenging times

The groundwork for our achievements in 2013 was laid over many years, just as our accomplishments in 2013 position us for greater success in 2014 and beyond.

I was honored to become chief executive officer in April, when Jim Rohr was named executive chairman, and our transition in leadership is noteworthy for the fact that it was not noisy. It has been virtually seamless thanks to the efforts of our employees and the support of our board, shareholders, customers and partners in the community.

This April, at our annual meeting of shareholders, Jim will retire from our board. I cannot thank him enough for his years of leadership, friendship and the wise counsel he continues to offer. Jim devoted his entire 42-year career to building this company. He is a remarkable man and has been a driving force in our success. I know you will join me in offering Jim our sincere thanks for all that he has done to make PNC an organization and an investment you can be proud of. We wish him all the best in his retirement.

The road ahead

Our industry continues to face many challenges – new regulation, low interest rates, soft loan demand, less-than-robust economic expansion, a volatile competitive landscape and evolving customer preferences, just to name a few. While we expect to experience continued revenue pressure, our opportunities for organic growth have never been more plentiful, and our results and accomplishments in 2013 offer a glimpse of what is possible in the year – and years – ahead.

We are focused on being a Main Street bank that:

•	provides the best-possible multi-channel experience for our customers, delivering innovative products, services and insight that enable achievement and engender loyalty;

•	creates long-term value for our shareholders;

•	fosters a diverse and inclusive environment for employees, with opportunities for career development and personal growth; and

•	builds stronger, more vibrant communities where we operate.

I could not be more excited about where we are headed or more appreciative of your continued confidence in our company.

Sincerely,

William S. Demchak

President and Chief Executive Officer

For more information regarding certain factors that could cause future results to differ, possibly materially, from historical performance or from those anticipated in forward-looking statements, see the Cautionary Statement in Item 7 of our 2013 Annual Report on Form 10-K, which accompanies this letter. For additional information regarding PNC’s pro forma Basel III Tier 1 common capital ratio, see the Funding and Capital Resources section included in Item 7 of the accompanying 2013 Annual Report on Form 10-K.

Stock Listing

The common stock of The PNC Financial Services Group, Inc. is listed on the New York Stock Exchange under the symbol PNC.

Common Stock Prices – Dividends Declared

The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

	High	Low	Close	Cash Dividends Declared
2013 Quarter
First	$66.93	$58.96	$66.50	$.40
Second	74.19	63.69	72.92	.44
Third	77.93	71.48	72.45	.44
Fourth	78.36	70.63	77.58	.44

Total				$1.72
2012 Quarter
First	$64.79	$56.88	$64.49	$.35
Second	67.89	55.60	61.11	.40
Third	67.04	56.76	63.10	.40
Fourth	65.73	53.36	58.31	.40

Total				$1.55

Stock Transfer Agent and Registrar

Computershare Trust Company, N. A.

250 Royall Street

Canton, MA 02021

800-982-7652

Dividend Reinvestment and Stock Purchase Plan

The PNC Financial Services Group, Inc. Dividend Reinvestment and Stock Purchase Plan enables holders of common and preferred Series B stock to conveniently purchase additional shares of common stock. You can obtain a prospectus and enrollment form at www.computershare.com/pnc or by contacting Computershare at 800-982-7652.

Corporate Headquarters

The PNC Financial Services Group, Inc.

One PNC Plaza, 249 Fifth Avenue

Pittsburgh, PA 15222-2707

412-762-2000

The PNC Financial Services Group, Inc.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Tangible book value per common share is a non-GAAP financial measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Dollars in millions, except per share data	December 31, 2013	December 31, 2012	December 31, 2011
Book value per common share	$72.21	$67.05	$61.52

Tangible book value per common share
Common shareholders’ equity	$38,467	$35,413	$32,417
Goodwill and Other Intangible Assets (a)	(9,654)	(9,798)	(9,027)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	333	354	431
Tangible common shareholders’ equity	$29,146	$25,969	$23,821
Period-end common shares outstanding (in millions)	533	528	527
Tangible book value per common share (Non-GAAP)	$54.68	$49.18	$45.20

(a)	Excludes the impact from mortgage servicing rights of $1.6 billion, $1.1. billion, and $1.1 billion at December 31, 2013, 2012 and 2011, respectively.

The PNC Financial Services Group, Inc.

Basel I and Estimated Pro forma Basel III Tier 1 Common Capital

We provide information below regarding PNC’s Basel I Tier 1 common capital ratio, as well as PNC’s pro forma fully phased-in Basel III Tier 1 common capital ratio under both the advanced approaches and standardized approach frameworks adopted by the U.S. banking agencies in July 2013 and how that ratio differs from the Basel I Tier 1 common capital ratio. After PNC exits its parallel run qualification phase under the advanced approaches, its regulatory Basel III risk-based capital ratios will be the lower of the ratios as calculated under the standardized and advanced approaches.

Basel I Tier 1 Common Capital Ratio

Dollars in millions	Dec. 31, 2013	Dec. 31, 2012
Basel I Tier 1 common capital	$28,484	$24,951
Basel I risk-weighted assets	$272,169	$260,847
Basel I Tier 1 common capital ratio	10.5%	9.6%

Tier 1 common capital as defined under the Basel III rule adopted by the U.S. banking agencies in July 2013 differs materially from under Basel I. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted Tier 1 common capital. Also, Basel I regulatory capital excludes other comprehensive income related to both available for sale securities and pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital. Basel III advanced approaches risk-weighted assets were estimated based on the advanced approaches rules and application of Basel II.5, and reflect credit, market and operational risk. Basel III standardized approach risk-weighted assets were estimated based on the standardized approach rules and reflect credit and market risk.

Estimated Pro forma Fully Phased-In Basel III Tier 1 Common Capital Ratio

Dollars in millions	December 31 2013	December 31 2012
Basel I Tier 1 common capital	$28,484	$24,951
Less regulatory capital adjustments:
Basel III quantitative limits	(1,386)	(2,330)
Accumulated other comprehensive income (a)	196	276
All other adjustments	162	(396)

Estimated Fully Phased-In Basel III Tier 1 common capital	$27,456	$22,501
Estimated Basel III advanced approaches risk-weighted assets	$290,080	$301,006

Pro forma Fully Phased-In Basel III advanced approaches Tier 1 common capital ratio	9.5%	7.5%

Estimated Basel III standardized approach risk-weighted assets	$291,977	N/A

Pro forma Fully Phased-In Basel III standardized approach Tier 1 common capital ratio	9.4%	N/A

(a)	Represents net adjustments related to accumulated other comprehensive income for available for sale securities and pension and other postretirement benefit plans.

PNC utilizes these capital ratio estimates to assess its Basel III capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. These Basel III capital estimates are likely to be impacted by any additional regulatory guidance, continued analysis by PNC as to application of the rules to PNC and, in the case of ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.